Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 33-60188 and 333-100659) on Form S-8 of Educational Development Corporation of our report dated May 29, 2018, relating to the financial statements, appearing in this Annual Report on Form 10-K of Educational Development Corporation for the year ended February 28, 2018.

/s/ HOGANTAYLOR LLP
Tulsa, Oklahoma
May 29, 2018